UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

transForm

Chiro Novartis	Building a Global Leader Together	issue 4 | march 2006

This month we completed another successful meeting of the Joint Steering Committee and continue to work towards a successful transaction close in the first half of this year. Our integration planning continues on track across all businesses and we have made good progress in our workforce planning to ensure that the businesses and support functions are properly identified and transitioned into Novartis Pharma, Novartis Corporate, Novartis Vaccines & Diagnostics and the Novartis Institutes for Biomedical Research. We continue to work diligently to ensure that all workforce plans are in line with any local business requirements. We want to thank everyone for their hard work and dedication over the past months to ensure achievement of the parallel business and integration goals.

The planning for Day 1 is proceeding on target, and more information will be provided in the coming weeks. We will be able to more accurately determine the timing for Day 1—the day when we begin working together as members of the same company—once we have received clearance on the proxy materials from the Securities and Exchange Commission (SEC) and the date for the shareholder vote is scheduled. Day 1 will occur a few days following a positive vote, allowing for administrative details relating to the transaction to be finalized. On Day 1, we plan to announce the organizational structures and reporting lines for the new division as well as pharmaceuticals and research groups. We also anticipate that most employees will experience no drastic changes in the day-to-day business operations on or immediately following Day 1.

In the meantime, our first priority is for everyone to stay focused on their business objectives and goals for this year. While this may become more difficult as the shareholder vote nears and the potential for distraction increases, we are confident that you’ll maintain your focus and continue working towards the goals and objectives you have set with your leadership.

We hope you find the information and updates provided in the following pages of this latest edition of the transForm newsletter of interest. As always, we appreciate receiving your feedback on the “Open Access” forum of the transForm integration website.

Best Regards,

Joerg Reinhardt & Howard Pien

Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Chiron stockholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available. Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.

For more information, please visit the integration website at:

For all Chiron Employees:

http://integrationsite.

novartis.net/

For all Novartis Employees:

http://www.integrationsite.

novartis.intra/

Branding the New Division

Part of the work of launching a new division is branding the new business—in this case, Novartis Vaccines & Diagnostics, which comprises two business units: Novartis Vaccines, and Chiron, the blood testing and diagnostics group.

Branding involves not just naming the new division and its business units, but making visible changes to represent the spirit and essence of the new entity—in print and online materials, including the intranet and internet sites, on building signage, business cards, PowerPoint templates and stationery. Some of these elements will be apparent on Day 1, but most will take some time to be developed, and will be rolled out in the months following Day 1.

Another part of the branding initiative will involve raising awareness of the new division, both internally with other parts of Novartis, and externally with customers, consumers, suppliers, and the media. As part of this effort, we’ll be talking about our goals and aspirations, and how we define ourselves internally and externally. Our messages will center on building a best-in-class vaccines and diagnostics business that serves the global community; bringing high-quality, safe vaccines and diagnostic tools to customers and patients; and focusing on research and innovation to develop breakthrough technologies.

Logos for Novartis Vaccines & Diagnostics and for Novartis Vaccines have already been designed and approved, and are shown at left.  These logos are consistent with new Novartis branding guidelines that will be rolled out within Novartis next month, and leverage the Novartis brand’s strong reputation around the world.

A new logo for the Chiron blood testing and diagnostics unit is being developed, so that it will be consistent with Novartis guidelines yet retain some of the Chiron logo elements. For logo purposes, the Chiron business unit will be treated much like Sandoz, Novartis’ generics arm, or CibaVision, in that it will have its own individual brand personality, but will have a connection to Novartis when that is advantageous. Retaining the Chiron name will allow us to capitalize on Chiron’s reputation, brand equity and name recognition in the blood-testing arena.

Once all three logos have been approved and the new Novartis guidelines have been printed, complete branding guidelines will be issued for the new division to provide the parameters for how and where the logos can be used, both internally and externally. The goal is to establish clearly the proper use of the three logos, as well as to ensure consistent messaging across businesses and products.

Branding teams have been set up in each BU to plan and execute the branding switch. The Communications team will provide more information on timelines and usage guidelines for the new logos after Day 1.

BioPharma—Adding Strength to Strength

The combined strengths of Chiron BioPharma and Novartis Pharma promise to bring innovation and advanced treatments to more patients around the world.

At Novartis, an entrepreneurial spirit is cultivated through the organization of businesses into small business units. This enables quick decision-making and innovation, and avoids the “Big Pharma” syndrome that can stall innovation. Novartis Oncology, Infectious Diseases & Transplantation, and the Novartis Institutes for Biomedical Research (NIBR) are examples of this model.

The Chiron BioPharma portfolio, focused on specialty markets, is strong and will be made stronger by investments from Novartis. After the transaction closes, specific plans for investment will be developed for each key product. But it’s already clear that investments will be made to support ongoing projects in infectious diseases, respiratory and through the combination of two industry-leading oncology pipelines. Chiron’s products for the treatment of cystic fibrosis, renal/skin cancer, and skin infections complement Novartis’ existing therapeutic franchises and fit well with the disease area strategies set out for these businesses. Specialty antibiotics in the pipeline, as well as oncology products further down the road, will benefit from increased attention and resources as well.

Following the close of the transaction, Novartis plans to continue investments supporting TOBI, Chiron’s inhaled antibiotic for cystic fibrosis patients, in the US and Europe, building on its current leadership position and expanding the market for the product. This also includes TOBI-DP, currently in phase III trials.

In the Oncology area, Proleukin will complement the Novartis Oncology portfolio, joining an already strong product line, which includes Glivec, Femara and Zometa. In addition, several Chiron compounds in early development will further enhance the R&D capabilities of the combined oncology business.

Post-close, Cubicin, for the treatment of complicated skin infections, is destined to become part of the Novartis Infectious Diseases portfolio, which is focused on novel antibiotic and hepatitis treatments. Novartis is committed to supporting the launch of Cubicin in Europe, The goal of combining Chiron’s BioPharma products into Novartis Pharma is to create greater value for both Chiron’s current products and projects as well as new value for Novartis. The combination opens exciting new opportunities allowing for greater resources to support this key component of the deal with a promising future. We look forward to strengthening the Novartis portfolio with the addition of these innovative products that serve patients and healthcare providers around the world.

Global Discovery Chemistry at NIBR:

Facing the Challenge Head On

This article has been published on the Integration Website, under Novartis Divisions/NIBR.

At the Novartis Institutes for BioMedical Research (NIBR), technological innovation is only one factor in the changing role of chemistry in drug discovery—the other is leadership. Scott Biller, Head of Global Discovery Chemistry (GDC), leads Novartis’ chemistry organization and leverages the advantages of a global company. Under his stewardship, a robust and international chemistry powerhouse has been built, which is developing and evaluating novel approaches to drug discovery.

Much has been accomplished in the nearly three years since Scott came to Novartis, and now a new set of objectives for an established team has been identified. The following interview is a conversation with Scott about the evolution of the chemistry field as a whole, and the efforts of GDC, more specifically.

Q. You have many years of experience working in the pharmaceutical industry and have witnessed several changes. Over the last five years, what are the three changes in the industry that have, and will, most affect the field of chemistry?

Scott Biller (SB). The first is the unraveling of the human genome, which has presented chemistry with many challenges; we’ve had to learn how to take the raw data and convert it into targets that we can approach with chemistry. There are many potential targets in the genome that we don’t have a handle on yet. Over the next five years, we need to develop chemical strategies for mastering these targets. The second is the quality of molecules entering the clinic. Over the last decade, the

Scott Biller

industry has seen a decrease in success rates of compounds reaching the market. Many factors play into this. There are existing treatments for most of the common diseases, and so we have to work harder to make medicines that are better, safer, and more effective. It’s no longer adequate to have a “me too” drug, and this raises the bar. And finally, much knowledge is being accumulated on how different groups of patients respond to drugs. This will be a challenge for GDC because it will divide the population and may require us to develop different medicines for different patient segments.

Q. In any new organization, recruitment is usually the initial focus. Now that you’ve built your infrastructure—a global organization with nearly 600 chemists—to what has your attention shifted?

SB. Our attention is focused in two major directions. One, how do we deliver on our objectives? It is critical that we use the larger chemistry organization to deliver more higher quality drug candidates into the Novartis pipeline to meet both medical and business needs. We are spending a lot of time thinking about how to ensure that our productivity remains high. The second is: how are we going to meet the needs of the future? How do we take the targets that have resulted from genetics and cell biology over the last five years and use them to find breakthrough medicines? We want to conquer the small molecule puzzle posed by these targets, as well as contribute to target discovery and validation. This is something that hasn’t been done before in an organized and strategic way.

Q. Leading a global unit within a research organization like NIBR must take enormous coordination and extensive communication. Can you explain what tools you have in place to facilitate this critical exchange of ideas and information?

SB. We have several tools in place to promote communication and interaction. First, we created the GDC website. This website contains much valuable information in a user-friendly format, and the ongoing challenge is to keep it current. The second is Town Hall meetings at the NIBR research sites. Their purpose is to communicate the vision and share objectives for the current and future years. Third, a GDC Leadership Team is in place with participation from all sites; this team meets once a month with the objectives of sharing information, finding solutions to our common challenges and planning for the future. Fourth, we conducted a global scientific meeting in May 2004, which involved both internal and external speakers. The discussions were provocative and challenged our notion about where we should be headed. Fifth, we have instituted an Intersite Lecture Series to promote scientific knowledge exchange between our sites. Six GDC Intersite Lecturers will be appointed each year, providing an opportunity to recognize some of the top scientific contributors in our organization. The six lecturers will travel to the other sites and give talks; these speakers will be treated as special guests, just like our external seminar speakers.

Q. External collaborations are an important part of the over-arching NIBR strategy. Over the last couple of years, GDC has initiated several collaborations. Could you share your strategy for collaborations and provide a couple of examples?

SB. Our strategy is focused in three directions. The first is chemistry capacity. We have three collaborations that provide us with flexible resources in organic synthesis that we can use to supplement programs that need additional resources. The second is bringing new chemistry matter into our compound collection. An example of this is our collaboration with Infinity Pharmaceuticals in Cambridge, MA. We are making natural product-like structures that are readily synthesized in the laboratory, so that compound supply is not an issue. The third is developing new strategies for approaching challenging targets. A recent example is the Cresset collaboration, which exploits sophisticated computational chemistry approaches to identify new leads.

Q. In addition to broadening industrial relationships, university relations are likely important to your group. What do you have planned for 2006 to foster these relations?

SB. One of the things we’re doing is visiting the 25 top chemistry departments in European and US universities. These visits will involve scientific presentations by Novartis chemists and discussions with students and faculty, which will help build relationships and provide us a preview of the students and post-docs that we might like to recruit into our organization. We’re also beginning to look for chemistry focused academic collaborations that will help us identify new targets.

Q. Let’s talk, in detail, about two of the chemistry units: Lead Synthesis & Chemogenetics (LSC) and Computer-Aided Drug Discovery (CADD). Where do these groups fit into the picture and what can they achieve that other approaches cannot?

SB. LSC is a novel organization, located in both Basel, Switzerland, and Cambridge, and led by a global head, Juerg Zimmermann, who is based in Basel. This group is focused on the early discovery process, including the synthesis of combinatorial chemistry libraries for the lead finding effort, both gene family-based and diversity oriented. This group is also responsible for the Infinity collaboration. We’ve established a robust hit-to-lead effort in LSC, which has been extremely productive in its first year. They’re focused on developing the science to get from hit to high quality lead as effectively and efficiently as possible, using the most modern tools. The hit-to-lead effort made a great start, with significant contributions to five lead nominations in 2004. The third component of LSC is Chemogenetics, where we focus on the identification of the biological targets of active molecules from functional and pathway screens. This is a close collaboration with the Developmental and Molecular Pathway group. Advances in cell biology and the understanding of signaling pathways have made this a compelling approach. We want to put in place a chemistry toolbox to complement the genetic toolbox that already exists.

Regarding CADD, Novartis has a history of innovative and effective application of computer-aided drug design to our discovery efforts. Until recently, the group had been very small and without functional leadership, so we’ve recruited a senior computational chemist, Richard Lewis, as global head located in Basel. Richard’s responsibility is to grow this group significantly so that CADD can take on additional projects and have a broader impact. I believe that we are moving into a golden-age of computer-aided drug design, because computational techniques have been improved and we’ve learned how to effectively exploit them in drug discovery. In addition, I am convinced that computational methods can be used to enhance the quality of our drug candidates by guiding us to improve both the efficacy and safety of our molecules.

Q. What are some of the most interesting compounds, which you can discuss, that your group has identified?

SB. Our DPP4 inhibitor, vildagliptin, is particularly exciting because we have a molecule that’s first-in-class—we lead the field. Another example is our cathepsin K inhibitor, balicatib, for osteoporosis—also first-in-class. These are inhibitors of proteases, which have traditionally been challenging targets, yet we were the first to discover new classes that are now in late phase clinical studies. Both of these molecules were discovered before I joined Novartis, and they clearly show the strength of Novartis’ chemistry organization.

Q. GDC works with all disease areas, but is there one disease that intrigues you the most? Perhaps a personal connection to one that “keeps you awake at night”?

SB. One area of great future potential is Musculoskeletal Diseases. The objective of preventing age-related muscular decline in the elderly is quite challenging. The average life span in the developed world is increasing. As we find treatments for the more direct causes of death, frailty will become even more of an issue. An elderly person who breaks a hip becomes immobilized and rapidly loses muscle mass, which starts a downward spiral in their ability to perform the standard activities of daily living. I have seen this first hand with close family members. If we can develop medicines to prevent frailty, we will have a major impact on quality of life and the ability of the elderly to contribute to society.

Q. Now that we’ve discussed your efforts within NIBR and your experience as a whole, let’s talk about where it all began. Who or what sparked your interest in science, and was chemistry always your fascination?

SB. My interest in chemistry started as a young boy with a fascination for fireworks, explosives and model rockets. That fascination led to an interest in understanding what happens when you put reactive substances together. As I continued to gain knowledge, I found the fact that you can understand how and why the transformations of reactive substances occur at the atomic and molecular level completely amazing. In college, I became intrigued by how chemistry relates to biology—how small molecules interact with biological systems, which are just bigger and more complex assemblies of atoms. In organic synthesis, the field that I chose for graduate studies, I found the ability to create molecules that had not existed before in the universe fantastic. For me, just being able to do that based on your own will and ingenuity was rewarding. And then to take a science that you love and apply it to the discovery of life-saving medicines, is a true privilege.

Q. Leading a productive, essential group in a large organization is a huge responsibility. What activities or personal interests relax and rejuvenate you?

I love the ocean; I like to take long walks on the beach, relax and read a novel or play with my daughter. I grew up by the ocean in New York City, which many people don’t realize has beautiful beaches. Growing up, I would spend every summer day on the beach, so I have this deep connection with the ocean. Relocating to Novartis in Cambridge has the added benefit of being closer to some of my favorite beaches on Cape Cod and the islands off the New England Coast.

Day 1 Update

INFORMATION TECHNOLOGY

Maintaining communications in the new Novartis organization is a priority for the Integration Team. On Day 1, you will be able to find information and send email as you do today. You can continue to:

• Send and receive email using your current email address (your e-mail address will not change)

• Access your current intranet pages

• Access all of the tools and applications you use today

In addition, most people will have access to expanded services, including:

• Secure email communications between Novartis and Chiron sites (via VPN)

• Key Novartis and Chiron Intranet pages, linked from your current home page and the Integration Website

• Novartis Contact Details and Chiron People Search, providing employee information

If you have problems with your email or intranet access, you can contact your regular help desk to resolve your issues. Look for additional information from the Integration Team in the coming weeks.

Novartis Information Security

As an associate at Novartis, you will be a valued resource to the organization, and the information that you generate is a valued asset that contributes to the success of our company. Every day, we deal with all types of information, but do we really understand the value of this information and the impact it can have on our company if we do not protect it properly?

Information Security addresses this question.

The aim of Information Security is to contribute to the success of Novartis and its Group Companies by helping to prevent the occurrence or minimizing the impact of security incidents. In business, having the right information at the right time can make the difference between profit and loss, success and failure. Information Security has an established framework that contains regulations and tools to promote and give guidance to adequately protect valuable information from the impact of incidents such as loss, misuse and involuntary disclosure.

 Information Security directs and supports Novartis and its Companies to manage risks related to the availability, integrity and confidentiality of Novartis’ valuable information. By ensuring that Novartis and its partners implement a business-driven and cost-balanced Information Security approach, we benefit from established good practices. These activities do not only safeguard and protect Novartis and its reputation, but also demonstrate to outside partners, customers, collaborators and to our associates that Novartis is a reliable, dependable and a secure organization to work with.

Sometime after close of the transaction, an awareness campaign will be launched for all Chiron associates to introduce them to Information Security and inform them about how they can contribute to Information Security within Novartis.

After the close of the transaction, you will be able to review Information Security directives, guidelines and handling instructions on Information Security’s dedicated intranet web site.